Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Image Entertainment, Inc.
Chatsworth, California
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 29, 2009, relating to the consolidated financial statements and schedule of Image Entertainment, Inc., appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009. Our report relating to the consolidated financial statements contains an explanatory paragraph relating to the Company’s ability to continue as a going concern.
/s/ BDO Seidman, LLP
Los Angeles, California
July 2, 2009